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                                                                 EXHIBIT 13

                               PURCHASE AGREEMENT


          Morgan Stanley Fund, Inc., an open-end management investment company (the "Fund"), and Morgan Stanley Asset Management Inc., a New York Corporation ("MSAM"), intending to be legally bound, hereby agree as follow:

          1. In order to provide the Fund with its initial capital, the Fund hereby sells to MSAM and MSAM hereby purchases shares of common stock, par value $.001 per share, (the "Common Stock") of the Fund as follows: 96,000 shares of the Common Stock of Morgan Stanley Money Market Fund at $1.00 per share; 100 shares of the Class A Common Stock of Morgan Stanley Global Equity Allocation Fund at $10.00 per share; 100 shares of the Class B Common Stock of Morgan Stanley Global Equity Allocation Fund at $10.00 per share; 100 shares of the Class A Common Stock of Morgan Stanley Global Fixed Income Fund at $10.00 per share; and 100 shares of the Class B Common Stock of Morgan Stanley Global Fixed Income Fund at $10.00 per share (collectively, the "Shares"). The Fund hereby acknowledges receipt from MSAM of $100,000 in full payment for the Shares.

          2. MSAM represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof and that MSAM has no present intention to redeem or dispose of any of the Shares.

          3. MSAM hereby agrees that it will not redeem any of the Shares prior to the time that the Fund has completed the amortization of its organizational expenses. In the event that the Fund liquidates before the deferred organizational expenses are fully amortized, then the Shares shall bear their proportionate share of such unamortized organizational expenses.

          IN WITNESS WHEREOF, the parties have executed this agreement as of the 17th day of November, 1992.


                                        MORGAN STANLEY FUND, INC.



                                        By: /s/ Warren J. Olsen
                                            -------------------------
                                             Warren J. Olsen


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                                             Title: President

                                        MORGAN STANLEY ASSET MANAGEMENT INC.



                                        By: /s/ Warren J. Olsen
                                            ------------------------
                                        Title:  Vice President